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Content for collectivebrandsinc.com
Draft 3, updated 5/19/07
Content: Home Page
Welcome! We are delighted to tell you more about the vision for Collective Brands, Inc.
As jointly announced on May 22, 2007, Payless ShoeSource intends to acquire The Stride Rite Corporation and its premier portfolio of brands. Upon the completion of this exciting transaction, we plan to rename our holding company Collective Brands, Inc.
The new combined company will bring together three well-known and complementary businesses — Payless ShoeSource, The Stride Rite Corporation and Collective Licensing International. These business units will operate as separate and distinct entities, retaining their individual names, locations, distinct missions, and target customers. The end result will be the creation of a preeminent, consumer-centric, global footwear, accessories and lifestyle brand company, reaching customers through multiple price points and selling channels — retail, wholesale, licensing and e-commerce.
The entire Collective Brands, Inc. organization will be laser-focused on the ultimate end-user, the consumer. We will serve a broad range of consumers through a rich portfolio of well-known footwear, lifestyle and athletic brands.
To learn more about the three business units that will comprise Collective Brands, Inc., click on each of the logos above. You can also find more information under the “Learn More” link below.
Thanks for your interest in Collective Brands, Inc. We are glad to have you join us on our journey.

Content: Payless ShoeSource Page
Payless ShoeSource is the largest specialty family footwear retailer in the Western Hemisphere, with nearly 4,600 stores, serving over 55 million customers.
Our vision at Payless is to democratize fashion and design in footwear and accessories to the world. It is simple, focused and inclusive. In an elevated manner, our mission is to become the first choice for style and value in footwear and accessories.
During the past two years, Payless has been re-energized and is dedicated to inspiring fun, fashion possibilities for the family. Our team is focused on a strategy centered around creating an emotional connection with our customers. One core principle of our strategy is building a new House of Brands, with well-recognized brands (like those shown on this page) offering the latest on-trend styles at great prices in a fun, inspiring shopping environment.

Content: Collective Licensing International Page
Collective Licensing International specializes in brand management and global licensing of its expanding portfolio of youth lifestyle and fashion athletic brands. Collective Licensing’s focus is on the growing active sport lifestyle market, driven predominantly by skate and snowboard-inspired trends.
The company is strongly positioned with an authentic brand portfolio that has consistently proven its ability to reach both the younger consumer with strong ties to board sports, as well as appeal to the broad range of consumers drawn to youth lifestyle and fashion.
(Note: Bruce Pettet has approved this copy.)

Content: The Stride Rite Corporation Page
The Stride Rite Corporation is the leading marketer of high-quality children’s footwear in the United States, and is a major marketer of upscale athletic and casual footwear for children and adults. The business was founded on the strength of the Stride Rite® children’s brand, but today includes a portfolio of premier, well-known American brands addressing a broad range of market segments in the footwear industry.
The Company is predominantly a wholesaler of footwear, selling its products nationally in a wide variety of retail formats, including premier department stores, independent shoe stores, value retailers and specialty stores. It also operates more than 300 Stride Rite retail stores. Outside the United States and Canada, products carrying the highly-respected brands of the Stride Rite portfolio are marketed through independent distributors and licensees.

“Learn More” Page
Attachments:
Final Press Release
Select Q&A documents
Link to replay of investor call
Payless Media Backgrounder document
(add other items post announcement)

Contacts Page:

Media:	Mardi Larson, 612.928.0202
Financial:	James Grant, 785.559.5321
General:	info@collectivebrandsinc.com

Project San Jose
Media Q&A
NOT FOR PUBLICATION
FOR USE ONLY BY SPOKESPEOPLE TO ANSWER MEDIA QUESTIONS

General/Corporate Strategy
Q.	Why is Payless ShoeSource, Inc. acquiring The Stride Rite Corporation?

A:	To create a leading, innovative global footwear, accessory and lifestyle brand company that is well positioned to grow in both our key domestic and international markets. Through this move we are bringing together the differentiated brands, complementary businesses and core competencies of both Payless ShoeSource and Stride Rite to accelerate the combined company’s growth in the three distinct business of retail, wholesale and licensing.

Q:	Why is Payless forming a new holding company with new name, trading symbol, etc.?

A:	Concurrent with the close of the acquisition, we are renaming our holding company to reflect the collective brands, businesses, and know-how of the combined company. We are not forming a new holding company, we are simply renaming it, acquiring Stride Rite and changing our trading symbols on the NYSE.

Q:	How did you arrive at this name? What is it supposed to mean/communicate?

A:	The name was chosen to reflect the collective brands and collective core competencies of the combined company including Payless and its recently acquired Collective Licensing International along with Stride Rite. The new Collective Brands will operate a powerful business model with leading retail, wholesale, licensing and e-commerce business channels.

Q:	Was the name inspired by recently acquired business, Collective Licensing International?

A:	It was inspired by the powerful new business model and the idea that collectively — together — we are stronger and better positioned for growth than either company alone.

Q:	Where will this new company be headquartered?

A:	Collective Brands, Inc. will be headquartered in Topeka, Kan., which is where Payless ShoeSource will continue to be headquartered. The Stride Rite business unit will remain in Lexington, Mass., and the Collective Licensing International unit in Denver, Colo.

Q:	Who will lead it? Who will lead the business units? Who else is on the management team of Collective Brands International?

A:	Matt Rubel will serve as CEO of Collective Brands Inc. and the CEO and President of Payless ShoeSource business unit; Bruce Pettet will continue to lead Collective Licensing International unit; and David Chamberlain will continue to serve as CEO of Stride Rite until his retirement. A successor to David Chamberlain will be named at a later date.

Q:	Is this acquisition tied at all to the planned Sept. departure of Stride Rite’s CEO, David Chamberlain?

A:	This acquisition is tied to a larger strategy to create a leading, innovative global footwear, accessory and lifestyle brand company that is well positioned to grow in both our key domestic and international markets. Through this move we are bringing together the differentiated brands, complementary businesses and core competencies of both Payless ShoeSource and Stride Rite to accelerate the combined company’s growth in the three distinct business of retail, wholesale and licensing.

Q:	What synergies do the three business units have?

A:	This move is completely synergistic. We are bringing together three businesses with little overlap. The three highly complementary units have distinct missions in terms of their product offering, distribution channels, and target customer base:
•	Payless ShoeSource focuses on democratizing fashion and design in footwear and accessories through its significant retail store chain of nearly 4,600 stores;

•	Stride Rite focuses on lifestyle and athletic branded footwear and high-quality children’s footwear sold primarily through wholesaling arrangements and more than 300 Stride Rite store locations; and,

•	Collective Licensing International specializes in brand management and global licensing of its expanding portfolio of youth, lifestyle and high-quality fashion athletic brands.
Q:	How will this step (acquisition & new company) distinguish Payless and provide a competitive advantage?

A:	This move creates a holding company possessing both a strong portfolio of distinct, well-known footwear, lifestyle and athletic brands and competitive advantages stemming from increased scope and scale.

Q.	You say this step specifically positions you for key growth opportunities, can you go into detail on what the market opportunities you are targeting for future growth?

A:	We are going after promising growth areas in the footwear and accessory industry:
•	Over the past five years, the branded footwear category has experienced a 5% higher compound annual growth rate in sales over private label footwear over the last four years. Collective Brands will offer more brands to more customers.

•	Children’s footwear is among the fastest growing footwear sectors. Through its distinct and complementary operating units — Payless and Stride Rite — Collective Brands will have strong leadership positions with about 19% unit share in this growth segment. The support of Collective Brands and its ability to invest and provide back-end efficiencies will enable Stride Rite to develop innovative new products and accelerate growth of well-located stores.

•	Casual footwear is one of the faster growing categories. Collective Brands will be in a strong position to capitalize in both men’s and women’s as Keds, Sperry Top-Sider and Tommy Hilfiger are all brands with cachet and authenticity that have untapped growth potential.

•	Collective Brands can accelerate the growth of the Saucony business on a global basis by providing greater support for this leading technical running brand in the premium authentic performance footwear market.

•	Off-mall retail locations such as in lifestyle and outlet centers are increasingly preferred by consumers. Stride Rite stores are currently under-penetrated in these shopping venues and present a strong opportunity for growth by leveraging Collective Brands’ strong real estate expertise and scale advantages.

•	Finally, the new company will be better positioned to compete in the global marketplace through expansion across all three of its business channels — retailing, wholesaling, licensing and e-commerce.

Q:	What is the strategy for Collective Licensing International? Is there much leverage in the Collective Licensing International area for these newly acquired brands?

A:	We will assess all the brands in Collective Brands, Inc. for potential leverage by the Collective Licensing International business area.

Q:	Will you continue to buy new brands, or is this it for a while?

A:	Collective Brands, Inc. is in a strong position with its current brand portfolio across its three strategic business units, but we will always continue to look for other brands well suited to our businesses. These may be through acquisitions or through licensing agreements.

Q:	What is the measure of success? Are you outlining any specific trackable metrics that we can monitor beyond to track the success with this acquisition and the new company?

A:	The combined company is expected to have strong pro-forma financials:

The transaction is expected to add to the company’s net earnings in 2007, excluding purchase accounting adjustments and transaction related costs. The transaction is expected to be earnings per share accretive in fiscal year 2008. The debt leverage ratio for the new company is expected to return to Payless’ pre-transaction level within two to three years of the acquisition’s consummation.

The core Payless business unit should continue to achieve low single-digit positive same-store sales on a consistent basis through successful execution of its merchandising strategies. Over time, the Payless unit is expected to contribute operating profit percentage growth in the mid-teens.
Brand Portfolio
Q:	Why are brands so important?

A:	Brands allow a company to emotionally connect with consumers and to target specific consumer groups with a brand personality and well-aligned product offering suited to the group’s style, functional, and emotional needs. Consumers tend to buy brands and remain loyal to them. Brands elevate products and assist buyers in evaluating the quality of the products. Over the past five years, the branded footwear category has experienced a 5% higher compound annual growth rate in sales over private label footwear.

Q:	Why are these brands from Stride Rite important?

A:	They are well-known, have immense cachet, equity, high consumer recall and strong, loyal customers.

Q:	Will the new brands be offered in Payless stores? If not, why?

A:	No, there are no plans to offer the Stride Rite brands in Payless stores. The Stride Rite brands are premium brands and will remain focused on their current distribution channels.

Q:	What are Payless’ current existing brands?

A:	Through licensing arrangements or acquisitions the brand portfolio offered in Payless stores continues to expand and today includes Airwalk®, American Eagle™, Abaete for Payless, Champion®, Spalding®, Tailwind™, Shaquille O’Neal-endorsed Dunkman™ and Dunkman™ Game Shoes, and a co-branded line of authentic dance shoes with American Ballet Theatre™ called ABT for Spotlights™.

Q:	What is the House of Brands strategy?

A:	Payless is democratizing fashion, design and innovation in footwear/accessories. A key strategy in that mission is for Payless stores to be seen as a House of Brands — a fun, inspiring store that offers well-recognized brands featuring the latest on-trend styles offered at a great price.

Q:	Who are Stride Rite’s key wholesaling partners? What is the biggest channel for Stride Rite brands?

A:	Need answer from Stride Rite team.
Operating Framework
Q.	How will this acquisition allow Payless to expand in distinct consumer segments?

A.	Collective Brands possesses a strong portfolio of well-known footwear, lifestyle and athletic brands and competitive advantages stemming from increased scope and scale. There are significant synergies and areas of leverage between the two companies as well. We will be working with the Stride Rite team to enhance the effectiveness of the overall company’s operation through back-end efficiencies in areas such supply chain and logistics, sourcing, cost of goods, systems and inventory management, real estate and finance to help fund our growth for the future.

Collective Brands is expected to have stronger growth potential than either Payless or Stride Rite would have alone.

Q.	How will the Payless and Stride Ride customer base be affected?

A.	Positively as we believe that the combined company under Collective Brands, Inc. has stronger ability to accelerate each company’s respective business plans and to offer more branded products to the consumers both internationally and domestically.

Q.	How will Payless and Stride Ride employees be affected?

A.	There will be very little impact on the employee bases of Payless and Stride Rite, as each company’s businesses will be run separately as strategic business units of Collective Brands, Inc.

Q:	There seems to be much synergy among the two organizations, but there must also be overlap? Where is the overlap and how will that be handled?

A:	Obviously when two public companies come together such as this there is some overlap in functions at the corporate/SG&A level. We expect the overlap to be minimal.
General/Background
Q.	Can you provide background on Payless ShoeSource and recent achievements?

A.	Please see Payless Media Backgrounder. And more information can be found at www.collectivebrandsinc.com.

Q.	Can you provide background on the Stride Rite Corporation?

A.	The Stride Rite Corporation markets the leading brand of high quality children’s shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Sperry Top-Sider, Tommy Hilfiger Footwear, Saucony, Grasshoppers, Robeez, Munchkin, Spot-bilt. Apparel products are marketed by the Company under the Saucony and Hind brand names. Please also see www.collectivebrandsinc.com for more information.

Financial Information
Please see separate Investor Q&A for detail. All media representatives wanting to drill down into financial specifics will be routed to James Grant, IR Director
END

Frequently Asked Questions: Payless Associates
Q: Why is Payless acquiring Stride Rite?
A:. This acquisition will bring together three highly complementary businesses and their unique skills, talents and resources to create an even stronger global footwear and accessories company. Ultimately, the acquisition is driven by significant growth potential. We expect our business to benefit in terms of top line growth and broadening opportunities. Together, the three business units can serve more customers and more segments of the industry and expand our operations in retailing, wholesaling, licensing and ecommerce channels.
Q: Is this an acquisition or a merger?
A: Structurally, it is an acquisition. However, Payless and Stride Rite will continue to operate as independent businesses when the acquisition is completed in the third quarter of 2007.
Q: Why are we planning to call the holding company “Collective Brands Inc.”?
A: The holding company name was chosen to reflect the powerful collection of brands, business units, and know-how of the combined company. It was inspired by the idea that collectively — together — we are stronger and better positioned for growth than each of the business units was independently. The name change is subject to shareholder approval.
Q: How autonomously will the three business units operate?
A: To maximize their potential, the three businesses will operate as separate units under the Collective Brands, Inc. holding company. Each unit will remain focused on its distinct mission, product offering and target customers.
Q: What’s the difference between Collective Brands, Inc. and Collective Licensing International?
A: Collective Brands, Inc. will be the new corporate name of the holding company, under which three separate business units will operate. Collective Licensing International, based in Denver, is one of the three separate business units.
Q: Where will Collective Brands Inc. be headquartered?
A: The holding company will remain in Topeka (along with Payless’ headquarters).
Q: Will this acquisition change my work location?
A: The three business units will maintain separate headquarters in their current locations. Payless will remain in Topeka, Stride Rite’s offices will stay in Lexington, Mass., and Collective Licensing will continue to operate out of Denver. While the companies will remain separate, under the Collective Brands, Inc. umbrella, there may be future career development opportunities for associates between the business units.
Q: In many acquisitions/mergers, there is significant overlap/redundancy between the businesses, resulting in layoffs. How much overlap is there between Payless and Stride Rite?
A: The central idea behind this acquisition is to leverage each business’ unique strengths to achieve greater growth. We believe there will be some synergies and areas of leverage between the two companies as well. We will be working with the Stride Rite team to enhance the effectiveness of the overall company’s operation through back-end efficiencies, in areas such as supply chain and logistics, sourcing, cost of goods, systems and inventory management, real estate and finance. Such efficiencies will help fund our growth for the future.
Q: How will the process work to integrate the businesses together (and to align items that should be common)? What’s the timeframe for making that happen?
A: Under the regulatory rules, we must continue to operate as independent companies until the transaction is closed. After the transaction closes, we will form integration teams with leadership from all the companies. Those integration teams will review items that should be brought together (e.g., to review benefits offerings, incentive programs, etc.).
Q: Will this acquisition result in a reduction of jobs?
A: When two public companies come together such as this, there is some overlap in functions at the corporate and SG&A level. We expect that overlap to be minimal. Through the strength of this acquisition and continued focus on our business, we can create even greater opportunities.
Q: Will my job change significantly?
A: Payless will continue to operate as a separate unit under our holding company, with the same vision and strategy we’ve been working toward the past two years. Therefore, daily responsibilities won’t change for most Payless Associates who will continue to serve our 55 million customers through nearly 4,600 stores.
Q: The news release talked about gaining efficiencies in distribution for Stride Rite, will our distribution system start handling Stride Rite product?
A: It’s too early to know the answer to this. After the close of the transaction, integration teams from Payless and Stride Right will explore our best opportunities for improving efficiency.
Q: If we add product to our distribution system, is there a chance that we’ll keep the Topeka DC open to meet the need for increased capacity?
A: We don’t anticipate any changes to the current strategy.
Q: Will any store names change (“Stride Rite” stores change to “Payless” or vice versa)?
A: No, the retail stores will continue to operate separately, targeting their distinct customers.
Q: To what extent will our Field Operations be integrated? Will Payless DROs and DMs take on responsibility for some or all Stride Rite Stores?
A: We don’t have any plans to combine the operations. Our intent is to keep operations separate under the Payless and Stride Rite business units.
Q: Will Payless stores continue to sell all of our current brands?
A: We’ve had great success with our expanding House of Brands. There are no plans to eliminate any brands as a result of the acquisition.
Q: Will Stride Rite brands be sold in Payless stores?
A: No. The brands in the Stride Rite portfolio have distinct target customers. Each business unit (Stride Rite, Payless, and Collective Licensing) will continue to leverage their own set of brands. By doing so, our combined company will serve more customers.
Q: Will there be opportunities for Payless people to work at Stride Rite (and vice versa)?
A: We will certainly explore ways to enhance career development for associates. Under the Collective Brands, Inc. umbrella, there may be opportunities for associates to move between the separate business units.
Q: I heard that the current CEO of Stride Rite, David Chamberlain, announced that he plans to retire. What are the plans? Will Matt take over that role?
A: A few months ago, David Chamberlain did announce his intent to retire. He will stay as CEO of Stride Rite through the closing of the transaction. Matt will be the interim CEO of Stride Rite for a short period until David Chamberlain’s successor is named. IS THIS ACCURATE? Yes, per Michael’s direction we conformed this to language being used by Stride Rite.
Q: Payless is making great progress, but we haven’t yet fully implemented our core business strategy. Now we’re taking on a huge new initiative. Are we losing focus?
A: We don’t believe we’re losing focus. But, I appreciate why you asked this very important question. This acquisition is consistent with our corporate strategy, which senior management and our Board of

Directors have agreed upon. The corporate strategy includes 1. efforts to revitalize our Payless ShoeSource retail business and 2. to grow into areas beyond retail that offer strong growth potential. The acquisitions of Collective Licensing and Stride Rite build upon our strong position in retailing and give us significant positions in both wholesaling and licensing, two areas which are growing quickly and offer increased profit potential.
Ultimately, one of the key reasons the three businesses will operate separately under the Collective Brands Inc. is to ensure each business, including Payless, receives the support and attention they require to fully realize their potential.
Q: Matt’s leadership has helped put Payless on a positive path. Will his attention/time now be distracted and impede our progress?
A: No, for three reasons: First, Matt is supported by a strong team of executives and managers at Payless. Second, Matt will have just one more direct report (the chief executive of Stride Rite) after the acquisition. Most importantly, Matt recognizes that Payless is the corporation’s largest engine and he is committed to ensuring our momentum continues along with growing the Stride Rite and Collective Licensing businesses.
Q: With Matt as CEO of Collective Brands, will a new President be named for Payless?
A: Matt will continue to lead Payless, our largest business engine for Collective Brands, Inc. Payless senior management and the board of directors will continue to assess the leadership needs of the company.
Q: Will Payless associates get a discount on Stride Rite product (and vice versa)?
A: That’s an interesting idea. Our integration teams will need to explore it, along with many other questions they will investigate as we bring the companies together under the Collective Brands umbrella.
Q: Will we change our incentive plan? Will Stride Rite be rolled into our plan or will the companies keep different plans?
A: The HR departments of both companies will be reviewing this with an eye on maintaining our competitive compensation and benefits package.
Q: How does this affect the Payless stock that I own?
A: After the meeting of stockholders takes place to approve the name change, the name of your common stock will change. The name change will not affect your current holdings. The current trading symbol (PSS) may be retired. If so, you would monitor performance of your stock under a new symbol (to be determined). However, the number of shares you own, your cost basis, etc. will not change. You should retain all stock certificates. The name change will not require any action on your part. Our transfer agent will handle the logistics of the name change for you.
Q: How will success of the acquisition be measured? What’s the timeframe for determining success?
A: The result of this acquisition will be judged on the same criteria as all companies are today: profitability and stockholder value.

Voicemail from Matt to all Payless Associates
To be issued on May 22, immediately after the news crosses the wire.

To:	All Payless Associates
From:	Matt Rubel
Good afternoon Payless team, it’s Matt.
Just minutes ago, we issued a press release announcing some exciting news. We intend to acquire The Stride Rite Corporation and its portfolio of premier brands, including Stride Rite, Keds, Sperry Top-Sider, Saucony, and Tommy Hilfiger, among others.
We also plan to rename our holding company “Collective Brands, Incorporated”. Payless, Stride Rite and Collective Licensing will operate as three separate units of the holding company.
Today, I’m in Lexington, Mass. to talk with the Stride Rite team about this important news.
I will be back in Topeka tomorrow to hold a townhall meeting.
In the meantime, look for an e-mail from me with more details and a copy of the press release..
The great progress that you, the Payless team, are driving has given us the confidence to take this exciting next step.
Way to go team!

Associate E-mail: To be issued on May 22, immediately after the news crosses the wire.

To:	All Payless and Collective Licensing Associates
From:	Matt Rubel
Subject:	Acquisition of the Stride Rite Corporation
Just minutes ago, we issued a press release announcing some exciting news for Payless — we are acquiring The Stride Rite Corporation and the premier brands it owns or licenses, including Stride Rite®, Keds®, Sperry Top-Sider®, Saucony®, and Tommy Hilfiger Footwear®, among others.
Once the acquisition is complete in the third quarter, we plan to rename our holding company “Collective Brands, Inc.,” which will operate three separate and distinct business units — Payless ShoeSource, Stride Rite, and Collective Licensing International — each focused on their distinct missions, product offerings, and target customers.
This acquisition will bring together three highly complementary businesses and their unique skills, talents and resources to create an even stronger global footwear and accessories company. Together, we will serve a broad group of customers with a portfolio of great brands at a range of price points, through retail, wholesale, licensing, and e-commerce channels. The combined organization will be uniquely positioned to reach more consumers, seize key growth opportunities, and deliver shareholder value.
Payless will remain our largest engine, operating as a separate unit under our holding company. This acquisition does not change the vision we laid out for Payless early last year. We are committed, more than ever, to “democratizing fashion and design in footwear and accessories” for our 55 million customers. Therefore, daily responsibilities won’t change for most Payless Associates. Likewise, the Stride Rite team will remain focused on managing their premier portfolio of lifestyle and athletic branded footwear and children’s footwear, sold primarily through wholesaling arrangements with specialty retailers and more than 300 Stride Rite stores. While the companies will remain separate, under the Collective Brands, Inc. umbrella, there may be future career development opportunities for associates between the business units.
Collective Brands, Inc. will be headquartered in Topeka, and I will serve as Chief Executive Officer. Payless will continue to remain headquartered in Topeka, with the leadership team intact, including my role as Chief Executive Officer and President of Payless. Collective Licensing will continue to operate in Denver under the leadership of their talented CEO, Bruce Pettet, who reports directly to me. Stride Rite will continue to be headquartered in Lexington, Mass., with their chief executive reporting to me.

Together as a team and individually as team members, we have reenergized growth at Payless, and you have all contributed to that success. The work that our great Payless team has done over the past two years has earned us the financial strength and market credibility to take this exciting next step. You have given us the confidence to further transform our business and create a company with even broader reach.
We have an extensive communications plan designed to quickly communicate this important news to a wide range of audiences, including our expanding team of Associates, investors, the media, and strategic business partners. I am currently in Lexington, Mass., to talk with Stride Rite Associates about this important news. As our new partners and associates, I felt it was important to hold a townhall meeting today to address their questions. I want to help every Associate of Collective Brands, Inc. to fully appreciate the exciting potential of our combined organization.
I will be back in Topeka tomorrow to hold a townhall meeting (in the Atrium at 2:30 p.m. central). At that time, I will be available to answer questions from our Corporate Office team. A recording of the townhall meeting will be made available on the Payless intranet for Field Associates to listen to at their convenience. In addition, the Payless Leadership Group will meet this afternoon at 4:00 p.m. central time so they are prepared to help address your questions.
I encourage you to read the attached press release for more details about the acquisition. We’ve also set up a new website (www.collectivebrandsinc.com) where you can access more information about this exciting news.
With great pride,
Matt
(attach press release)
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Stride Rite by Payless. In connection with the proposed acquisition, Payless and Stride Rite intend to file relevant materials with the SEC, including Stride Rite’s proxy statement on Schedule 14A. SHAREHOLDERS OF STRIDE RITE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STRIDE RITE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Stride Rite shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Stride Rite. Such documents are not currently available.
This communication may also be deemed to be solicitation material in respect of the proposed amendment to the certificate of incorporation of Payless. In connection with the amendment to the certificate of incorporation, Payless intends to file relevant materials with the SEC, including Payless’s proxy statement on Schedule 14A. SHAREHOLDERS OF PAYLESS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PAYLESS’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMENDMENT TO PAYLESS’S CERTIFICATE OF INCORPORATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Payless shareholders will receive information at an appropriate time on how to obtain documents related to the amendment of the certificate of incorporation for free from Payless. Such documents are not currently available.
Payless and its directors and executive officers, and Stride Rite and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Stride Rite common stock in respect of the proposed transaction. Payless and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Payless common stock in respect of the proposed amendment of Payless’s Certificate of Incorporation. Information about the directors and executive officers of Payless is set forth in Payless’ Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on April 3, 2007. Information about the directors and executive officers of Stride Rite is set forth in the proxy statement for Stride Rite’s most recent 10-K, which was filed with the SEC on February 13, 2007. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers, and Stride Rite and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers in the proposed amendment to Pasadena’s Certificate of Incorporation by reading the proxy statement regarding the amendment of the certificate of incorporation when it becomes available.

Email to Payless Strategic Partners, Agents, etc.
Dear (insert business partner name),
Earlier today, Payless ShoeSource announced some news which I want to share with you. We are acquiring The Stride Rite Corporation and the premier portfolio of brands that they own or license. This is a significant step that will allow us—as a combined enterprise— to become a preeminent global footwear and accessories company. We will serve a broad range of consumers with a portfolio of great brands at various price points, through retail, wholesale, licensing, and e-commerce channels.
Once the acquisition is complete, which we expect in the third quarter, we intend to change our holding company name to “Collective Brands, Inc.,” which will operate three separate and distinct business units: Payless ShoeSource, Stride Rite Corporation and Collective Licensing International. Each of these units will remain largely unchanged, and each will continue to focus on its distinct mission, product offering and target customer base.
Collective Brands, Inc. will bring together three highly complementary businesses and their unique skills, talents and resources. We are excited by the potential of this powerful combined organization and the opportunities it presents to reach more consumers and to seize key growth opportunities in the footwear industry.
This acquisition continues our transformation of Payless. We value your strong partnership and appreciate all your support. We look forward to working with you on the new and exciting opportunities this venture will create for all of us.
Please see the attached news release, or go to www.collectivebrandsinc.com for more information on this important news. If you have any questions, please feel free to contact me directly.
Best regards,
(insert PSS exec. Name)
(attach press release)

INVESTOR Q&A
Q1: How did you arrive at the purchase price premium?
A1: This transaction represents a unique opportunity at the right time for Collective Brands. The strong strategic fit and greater potential from growth across brands, products, price points and channels will build greater shareholder value over time. Our assumptions are conservative with regard to integration and synergies, and believe this transaction exceeds our investment criteria. Our financial advisors have each provided fairness opinions in conjunction with this transaction.
Q2: Did the timing have anything to do with the announced retirement of David Chamberlain?
A2: This is strategically driven based on the growth opportunities we’ve outlined as well as the synergistic fit of the combined entities. We have been looking at this business from some time and the move reflects all the benefits discussed in the release relating to the expansion of customer base and the brands that appeal to them, growth of channels, and opportunity to drive shareholder value over time.
Q3: What headcount reduction opportunities are there?
A3: This is not a deal driven by cost cutting. It is a growth-driven transaction where we will use the Stride Rite platform to reach new customers and add it to the other growth platforms as part of the new Collective Brands. We will be working collaboratively with Stride Rite to enhance the efficiency of the overall company’s operation through back-end efficiencies in the areas of sourcing, logistics, supply chain, real estate, finance, systems and inventory management to help fund our growth for the future. Obviously, with Stride Rite ceasing to be a public company, there are certain corporate and reporting functions that may no longer be necessary.
Q4: Do you anticipate any significant store closures as a result of the transaction?
A4: Post-transaction we will continue to operate each of the Payless and acquired chains. Therefore it is unnecessary to close any stores beyond the normal store closures that both Payless and Stride Rite may already have had planned.
Q5: What kind of tax rate should I model going forward?
A5: Unfortunately, at this point we can’t offer any assistance on that. Among other factors, Stride Rite, with a November fiscal year end, has not adopted FIN 48. So there’s just too much that’s uncertain at this point.
Q6: How should I now think about your ongoing cap ex requirements?
A6: This transaction does not change the capital plan devoted to the Payless stores as discussed in our latest earnings call and 10-K filing. We expect about $160 million in FY07 with most of the spending dedicated to supply chain. We are evaluating opportunities on the Stride Rite side. Their cap ex plan for this year was $13 million. After this deal closes, we will update the projections if they warrant updating.

Q7: What happens to stock buybacks?
A7: Our intent is to deploy cash in the best manner possible to maximize shareholder value. As always, we will evaluate our uses of excess cash within the confines of both our capital spending needs and our debt covenants to optimize our capital structure. We will continue to be shareholder focused.
Q8: I see in the release that Stride Rite brands will not be carried in Payless stores, why?
A8: First of all, from a retail perspective, the Stride Rite brands appeal to a different customer base from the target Payless customer. This allows us to appeal to a broader customer base. Secondly, we will work closely with our wholesale customers to make our brands exciting and enticing for them and their customers. Keeping the brands separate helps accomplish this and avoid brand confusion.
Q9: What will you do with their distribution centers? How are you going to integrate that?
A9: We will work together with Stride Rite and study our distribution network over the next 18 months. Given that we ship nearly 180 million pairs annually and they ship about 37 million annually there will be opportunities to benefit from the scale of the combined shipping volume.
Q10: What is the rationale for making this acquisition?
A10: This is completely consistent with our pre-deal strategy to broaden our scope and scale as a global footwear company. And, it broadens the base of brands which we offer that customers value. This gets us into the highest growth sectors in years to come. I should also point out that while the new company will still be predominantly a retailer, we will also have a significant component in the wholesale sector. We view the expansion of brands and selling channels as springboards for further expansion both domestically and internationally in a capital efficient manner.
Q11: Why get into the wholesale business?
A11: The hybrid business — the combination of retail, wholesale and licensing — appears to be one of the more highly valued sectors in the footwear industry because it drives sales and earnings in a capital efficient manner. In fact, it lowers our risk through diversification.
Q12: Does this complete your growth strategy or is there still a piece(s) you need to put in place?
A12: Near term we are focused on working to make this acquisition successful. However, longer term, we believe that premium kids, casual, and athletic categories can be further developed. In addition, we view premium fashion footwear as a significant opportunity and intend to add that to our product portfolio.

Q13: What do you think are the biggest risks to this acquisition?
A13: We have analyzed the risks very thoroughly. Please see our news release for a detailed discussion on that. Among the risks we discussed in that document were: satisfaction of all conditions required for closing, the ability to obtain the approval of Stride Rite’s shareholders; the risk that the businesses will not be integrated successfully, or will take longer than anticipated; and others.
Q14: Tell me about the financing of this deal? You didn’t say much in the release about why you used cash and a loan.
A14: We are financing this to maximize our ability to drive shareholder value by minimizing cost and maintaining flexibility to operate and invest in the business. We are financing this with approximately $200 million of cash and a committed debt facility. We believe our balance sheet and cash flow generation are sufficiently strong to support the new capital structure.
Q15: You’ve given an anticipated EBIT CAGR, but what does that mean for EPS?
A15: The primary drivers of EPS continue to be operating profit. This CAGR is more on a combined basis versus the companies stand alone.
Q16: What happens to net interest given all this debt?
A16: Net interest expense will increase. We intend to finance this with a combination of cash and debt. But we will not know the exact amounts until the close of the deal.
Q17: How will you report on a segment basis going forward?
A17: We have given that some thought and will report in such a way so that it is meaningful to investors and in compliance with regulators. But we have not made a final determination at this time.
Q18: How will the purchase of Stride Rite shares be accomplished?
A18: There will be a straight merger and cash payments at closing.
Q19: How will you run all the companies?
A19: Each organization has a great team. The CEO of each business unit will report to me [Matt]. We will work hard to further build the teams. I will be hands-on early to set up strategy and direction for each business unit. But how it’s operated day-to-day will be executed by the teams.
Q20: Do you seek to keep the Tommy license?
A20: We believe Tommy Hilfiger is a world class brand with huge global possibilities. We look forward to discussing with the management of the Tommy company ways to work together in the future.
Q21: Who will comprise the Collective Brand’s board?
A21: The Board will be the current Payless Directors. This group has diverse backgrounds and experience which I find invaluable.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Stride Rite by Payless. In connection with the proposed acquisition, Payless and Stride Rite intend to file relevant materials with the SEC, including Stride Rite’s proxy statement on Schedule 14A. SHAREHOLDERS OF STRIDE RITE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STRIDE RITE’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Stride Rite shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Stride Rite. Such documents are not currently available.
This communication may also be deemed to be solicitation material in respect of the proposed amendment to the certificate of incorporation of Payless. In connection with the amendment to the certificate of incorporation, Payless intends to file relevant materials with the SEC, including Payless’ proxy statement on Schedule 14A. SHAREHOLDERS OF PAYLESS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PAYLESS’ PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMENDMENT TO PAYLESS’ CERTIFICATE OF INCORPORATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Payless shareholders will receive information at an appropriate time on how to obtain documents related to the amendment of the certificate of incorporation for free from Payless. Such documents are not currently available.
Payless and its directors and executive officers, and Stride Rite and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Stride Rite common stock in respect of the proposed transaction. Payless and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Payless common stock in respect of the proposed amendment of Payless’ Certificate of Incorporation. Information about the directors and executive officers of Payless is set forth in Payless’ Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on April 3, 2007. Information about the directors and executive officers of Stride Rite is set forth in the proxy statement for Stride Rite’s most recent 10-K, which was filed with the SEC on February 13, 2007. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers, and Stride Rite and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers in the proposed amendment to Payless’ Certificate of Incorporation by reading the proxy statement regarding the amendment of the certificate of incorporation when it becomes available.

Q: Why is Payless acquiring Stride Rite?
A:. This acquisition will bring together three highly complementary businesses and their unique skills, talents and resources to create an even stronger global footwear, accessories and lifestyle brand company. Ultimately, the acquisition is driven by significant growth potential. We expect our business to benefit in terms of top-line growth and broader opportunities. Together, the three business units can serve more customers with more brands and more segments of the industry and expand our operations in retailing, wholesaling, licensing and e-commerce channels.
Q: Why are you planning to call the holding company “Collective Brands Inc.”?
A: The holding company name was chosen to reflect the powerful collection of brands, business units, and know-how of the combined company. It was inspired by the idea that collectively (i.e., together) we are stronger and better positioned for growth than each of the business units was independently. The name change is subject to stockholder approval.
Q: How autonomously will the three business units operate?
A: To maximize their potential, the three businesses will operate as separate units under the Collective Brands Inc. holding company. Each unit will remain focused on its distinct mission, branded product offering and target customers.
Q: Where will Collective Brands Inc. be headquartered?
A: The holding company will remain in Topeka, Kansas (along with Payless’ headquarters). Stride Rite’s offices will stay in Lexington, Mass., and Collective Licensing will continue to operate out of Denver.
Q: Will Stride Rite brands be sold in Payless stores?
A: The brands in the Stride Rite portfolio have distinct target customers. Each business unit (Stride Rite, Payless, and Collective Licensing) will continue to leverage their own brand portfolio of brands. By doing so, our combined company will serve more customers.
Q: How does this affect the Payless stock that I own?
A: The name change will not impact your current holdings. Retail all stock certificates. The name change will not require any action on your part. The current trading symbol (PSS) may be retired. If so, you would monitor performance of your stock under a new symbol (to be determined). The number of shares you own, your cost basis, etc. will not change. Our transfer agent will handle the logistics of the name change for you.
Q: How does this affect the Stride Rite stock that I own?
A: Until Stockholders of Stride Rite approve the transaction, you should retain all of your shares. If the transaction is approved, you will receive instructions on what to do with your stock certificates.
Q: When will the transaction close?
A: The transaction is subject to customary closing conditions and regulatory approvals, as well as approval by Stride Rite shareholders. The transaction is expected to close in the third fiscal quarter of 2007. The intention to rename the company to Collective Brands, Inc. is also subject to approval by Payless ShoeSource shareholders.
This communication may be deemed to be solicitation material in respect of the proposed acquisition of Stride Rite by Payless. In connection with the proposed acquisition, Payless and Stride Rite intend to file relevant materials with the SEC, including Stride Rite’s proxy statement on Schedule 14A. SHAREHOLDERS OF STRIDE RITE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING STRIDE RITE’S PROXY STATEMENT,

BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Stride Rite shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Stride Rite. Such documents are not currently available.
This communication may also be deemed to be solicitation material in respect of the proposed amendment to the certificate of incorporation of Payless. In connection with the amendment to the certificate of incorporation, Payless intends to file relevant materials with the SEC, including Payless’s proxy statement on Schedule 14A. SHAREHOLDERS OF PAYLESS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING PAYLESS’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED AMENDMENT TO PAYLESS’S CERTIFICATE OF INCORPORATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Payless shareholders will receive information at an appropriate time on how to obtain documents related to the amendment of the certificate of incorporation for free from Payless. Such documents are not currently available.
Payless and its directors and executive officers, and Stride Rite and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Stride Rite common stock in respect of the proposed transaction. Payless and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Payless common stock in respect of the proposed amendment of Payless’s Certificate of Incorporation. Information about the directors and executive officers of Payless is set forth in Payless’ Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on April 3, 2007. Information about the directors and executive officers of Stride Rite is set forth in the proxy statement for Stride Rite’s most recent 10-K, which was filed with the SEC on February 13, 2007. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers, and Stride Rite and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available. Investors may obtain additional information regarding the interest of Payless and its directors and executive officers in the proposed amendment to Payless’s Certificate of Incorporation by reading the proxy statement regarding the amendment of the certificate of incorporation when it becomes available.